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                                                                Exhibit 1(a)(ii)

                     AMENDMENT TO THE DECLARATION OF TRUST

                          THE PARKSTONE GROUP OF FUNDS
                        (FORMERLY THE ROSE STREET GROUP)

                                 JUNE 11, 1987

  The undersigned being the sole trustee of The Rose Street Group (the "Trust"), a Massachusetts business trust established by Declaration of Trust dated as of March 25, 1987, do hereby certify that pursuant to paragraph B of
Section 10.8 thereof and for the purpose of changing the name of the Trust, the undersigned hereby amend said Declaration of Trust as follows:

  AMENDMENT TO DECLARATION OF TRUST, made as of June 11, 1987, by Stephen G. Mintos (the "Trustee").

  WHEREAS, the Trustee desires to change the name of the Trust to The Parkstone Group of Funds:

  NOW, THEREFORE, the Trustee declares that Declaration of Trust shall be amended as set forth below.

  Section I is amended in its entirety by substituting the following in its place:

  This trust shall be known as The Parkstone Group of Funds (hereinafter called the "Trust").

  IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Declaration of Trust as trustee not individually, as of the 11th day of June, 1987.


                                       /s/ STEPHEN G. MINTOS
                                       -----------------------------
                                       STEPHEN G. MINTOS


STATE OF OHIO
COUNTY OF FRANKLIN

  On this 11th day of June, 1987, Stephen G. Mintos, known to me and known to be the individual described in and who executed the foregoing instrument, personally appeared before me and acknowledged the foregoing instrument to be his act and deed.


                                       /s/ BETH A. HOOVER
                                       -----------------------------
                                       Notary Public

My Commission Expires:

September 25, 1989
----------------------------

(SEAL)